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                                                                    Exhibit 99.1

                       [PROMUS(R) HOTEL CORPORATION LOGO]


May 25, 1999

FOR IMMEDIATE RELEASE                       http://www.promus.com

Contact: Gregg Swearingen, Vice President, Investor Relations
         (901) 374-5468

                       PROMUS REDUCES EARNINGS OUTLOOK AND
             ANNOUNCES AGREEMENT TO SELL $124 MILLION OF REAL ESTATE

         MEMPHIS, TENN. - MAY 25, 1999 -- Promus Hotel Corporation (NYSE: PRH) announced today that it has lowered its earnings expectation for 1999 as a result of softening market conditions, repositioning actions of the Doubletree brand and deteriorating performance of Red Lion related hotels. The Company remains committed to the implementation of aggressive repositioning actions which are expected to improve the overall product quality and consistency of the Doubletree hotel brand, re-establish the Red Lion Inns brand as a more competitive brand in the Northwest and reposition INNCO (its purchasing subsidiary) for accelerated growth. The Company also indicated that its previously announced efforts to dispose of a portion of its real estate portfolio have been advanced by a preliminary agreement to sell $124 million of Homewood Suites hotels.

         Promus now anticipates its 1999 EPS growth rate to be in the mid-single digits. Previously, Promus had expected EPS growth to be in the mid-teens range for 1999.

         Norm Blake, Promus Hotel Corporation's Chairman, President and CEO said, "In the current softening market conditions, we are seeing slower revenue growth than had been anticipated for this year. Growth in revenue per available room (RevPAR) has slowed in the key industry segments in which all of our brands compete and we now anticipate that 1999 growth rates will probably be only one to three percentage points. This represents one to two percentage points below our previous expectations for 1999. In addition, delayed openings of hotels in 1998 and 1999 and the associated delay in reaching stabilization have contributed to slower revenue growth."

         Norm Blake continued, "The new senior management team is moving forward with the recently initiated strategy to narrow the focus and raise the bar on the Doubletree brand's overall product quality. As a result, at least 29 Doubletree hotels are expected to be re-flagged over the balance of 1999 and 2000. Those hotels either are not in appropriate markets or do not have the acceptable product quality to measure up to Doubletree standards. An estimated ten to fifteen hotels may leave the Promus system as a result of the Doubletree repositioning strategy, with the remainder expected to be converted to Red Lion Inns."


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         The Red Lion Inns brand was not aggressively marketed following the
Doubletree acquisition as the Company focused on converting Red Lion Inns to Doubletree hotels. Promus is now investing to reposition Red Lion Inns as the dominant regional brand in the Northwest. Performance is anticipated to improve for these hotels as quality is improved and additional Red Lion hotels are added to the system. New franchising programs are being established to promote future earnings growth.

         Doubletree repositioning actions have also contributed to slower growth of this management contract oriented brand. In the past, Doubletree had grown rapidly from corporate mergers and acquisitions and conversions of individual hotels into the Doubletree system. With the advent of the capital markets tightening, the growth in the Doubletree brand has been slower than anticipated. Until such time as Doubletree's market positioning can be clearly defined, fewer Doubletree conversions are anticipated.

         INNCO's purchasing and service fees have not realized the growth anticipated due to lower project management fees associated with Doubletree conversions. As the number of conversions have decreased, so have purchasing and service fees. In addition, while preferred vendor business continues to grow, the rate of growth has slowed following last year's rapid expansion as a result of the merger.

         Norm Blake said, "1998 was a difficult year for Promus. As a result of the distraction created by integration activities following the merger, focus on growth initiatives suffered in 1998. It has now become more apparent that this unfortunate distraction has impeded our short-term growth. The new management team is going to accelerate the tempo in regaining lost momentum and making disciplined decisions about new growth opportunities. As we go about this repositioning, we will see slightly higher G&A for the remainder of 1999 and 2000. We will honor the past and build upon Promus' past successes, but will strive to make the new Promus even better. The fruits of the initiatives that we are now undertaking will give Promus greater long term growth potential. 1999 and 2000 will be challenging for Promus as we attack some tough issues in a softening market and position the Company for much stronger and reliable growth. I am very excited about our brands, our people and the quality of our balance sheet. I personally look forward to this opportunity to make a great company and its brands even better."

         Consistent with the previously announced real estate disposition strategy, Promus has entered into a letter of intent to sell thirteen of its Homewood Suites hotels to a Mid-Atlantic based real estate investment concern that is expanding its product base into the upscale extended-stay hotel market. The sale will anchor the beginning of a strategic partnership between the two groups that could grow to a $600 million level over the next five year period. It is anticipated that the initial thirteen properties, with an estimated value of approximately $124 million, will close by the end of the third quarter 1999. As part of the strategic partnership, Promus is expected to sell newly developed and stabilized Homewood Suites hotels to the real estate concern. Promus will enter into long term management and franchise agreements as the hotels are sold to its newest business partner.


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         The expected growth rate, number of hotel additions or losses, impact of repositioning actions, purchasing and service fees, RevPAR growth rates and other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Such statements are based on management's beliefs, assumptions and expectations, which in turn are based on information currently available to management. Actual performance and results could differ from those expressed in, or contemplated by, the forward-looking statements due to a number of risks, uncertainties and other factors, many of which are beyond Promus' ability to predict or control, including changes in the general economy, customer demand, interest rates and competition. Promus disclaims any obligation to update any such forward-looking statements or underlying assumptions. For further information on factors which could impact Promus and the statements contained herein, we refer you to the filings made by Promus with the Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

         Promus Hotel Corporation is the franchisor/operator of the Doubletree Hotels, Doubletree Guest Suites, Embassy Suites, Hampton Inn, Homewood Suites, Hampton Inn & Suites, Club Hotel by Doubletree, Red Lion, Embassy Vacation Resort and Hampton Vacation Resort brands. The Company also manages non-Promus branded hotels and facilities in its University Hotel & Conference Center division. The Company operates, franchises or owns hotels throughout the United States and in Canada, Mexico and Latin America. Promus is headquartered in Memphis, Tennessee and has approximately 40,000 employees.

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